Exhibit 10.1

                              Separation Agreement

         This SEPARATION AGREEMENT ("Agreement") is made as of this 12th day of August, 2005, by and between McLeodUSA Incorporated, a Delaware corporation (the "Company") and Ms. Chris A. Davis (the "Executive").

         The Company and the Executive are parties to that certain Employment Agreement dated as of August 1, 2001, as extended and amended by that certain letter agreement dated as of October 14, 2004 (the "Employment Agreement"). The Company and the Executive have mutually agreed to terminate the employment relationship between them on the terms and conditions set forth herein. In consideration of the premises and the respective covenants and agreements of the parties herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

                  Section 1. Termination of Service. Effective as of August 12, 2005 (the "Separation Date"), the Executive hereby resigns her position as Chief Executive Officer of the Company, and hereby resigns as an officer and employee of the Company and of each of the Company's subsidiaries (collectively, the "McLeodUSA Consolidated Group"). The Executive shall cease to be an active employee of the Company on the Separation Date, but shall continue to be Chairman of the Board of Directors of the Company and a member of the board of directors of each of the other companies in the McLeodUSA Consolidated Group.

                  Section 2. Termination of Employment Agreement. Effective as of the Separation Date and regardless whether the conditions to the release provided for in Section 6 are satisfied, the Employment Agreement and any and all obligations and liabilities of either party thereunder are hereby terminated, released and of no further force and effect, except as explicitly set forth herein.

                  Section 3. Accrued Compensation and Related Items. On the Separation Date, the Company shall pay the Executive (i) her accrued but unpaid base salary through the Separation Date and (ii) compensation for accrued and unused vacation days through the Separation Date to the extent payable in accordance with the Company's customary practices. The Company shall also reimburse the Executive for all unreimbursed expenses that were incurred by the Executive in the furtherance of Company business through the date of Executive's final commuter flight to move from Cedar Rapids to Hilton Head in accordance with the Company's customary expense reimbursement practices. As Chairman of the Board, Executive shall be entitled to Director's fees and expense reimbursement pursuant to Company policy for Directors in effect as of the date hereof.

                  Section 4. Separation Payment. In consideration for the termination of the Employment Agreement and the release of all of the Company's obligations and liabilities thereunder (including, without limitation, in respect of payments due upon termination of employment) pursuant to Section 2 and the other consideration set forth herein, the Company shall pay to the Executive $1,388,800 on the Separation Date.

                  Section 5. Continuation of Certain Benefits. The Company shall maintain in full force and effect, for the continued benefit of the Executive and Executive's family, to and through October 14, 2007, all medical, dental and group life insurance plans and programs in which the Executive was participating immediately prior to the Separation Date on the same basis (including costs) then available to active employees provided that the Executive's continued participation is possible under the general terms and provisions of such plans and programs; provided, however, that in the event that the Executive's participation in any such plan or program is barred, the Company shall arrange to provide the Executive with benefits substantially similar to those that the Executive would otherwise have been entitled to receive under such plans and programs from which her continued participation is barred; and further provided, that if (a) the Executive becomes reemployed after the Severance Date, and (b) her new employer offers medical and dental insurance plans or programs under which she will be eligible to participate, any such continuing medical and dental coverage shall be secondary to such new employer's coverage.

                  Section 6. Waiver of Indemnification Rights and Release of Claims.

                           (a) Conditional Waiver and Release. The Executive,
on behalf of herself, her heirs, executors, administrators, successors and assigns, hereby waives and releases the McLeodUSA Consolidated Group and the Lenders (as hereinafter defined) whose Claims are released as contemplated by clause (i) or (iii) below, from any and all charges, complaints, claims, liabilities, promises, agreements, causes of action, damages or other obligations (collectively, "Claims") arising from or relating to the McLeod USA Consolidated Group including, without limitation, any rights (whether derived from any contract, certificate of incorporation, by-laws, statute or otherwise) to indemnification, contribution or on any similar basis, against any of the McLeodUSA Consolidated Group or the Lenders, known or unknown, whether arising at law or in equity, that she had, may have or might otherwise in the future have, (provided, that such release shall not operate as a waiver of or release from any causes of action arising out of the willful misconduct of the Company or the Lenders) effective only upon the satisfaction of the following conditions:

                                    (i) Written Release by Required Lenders.
         Holders of at least fifty percent of the outstanding principal amount of indebtedness under each of the Credit Agreement dated as of May 31, 2000 and the Credit Agreement dated as of April 16, 2002 between the Company and the lenders thereunder (the "Lenders") as of the effective date of a chapter 11 plan of reorganization of the Company confirmed by a U.S. Bankruptcy Court (the "Plan") shall have executed and delivered to the Executive a written release (in form and substance reasonably acceptable to Executive, the Company and such Lenders) of all Claims held by each such Lender against the Executive arising out of or relating to Executive's actions or omissions as a director, officer or employee of the McLeod USA Consolidated Group, whether known or unknown, whether arising at law or in equity, and arising from facts or circumstances existing on or prior to the effective date of the Plan (collectively, the "Lender Claims"); provided, that such release shall not operate as a waiver of or release from any causes of action arising out of the willful misconduct of the Executive; and

                                    (ii) Release of Claims Pursuant to Plan.
         The Plan has become effective and provides that the McLeodUSA Consolidated Group releases the Executive from any and all Claims (whether direct or derivative in nature) held by the McLeodUSA Consolidated Group or their respective chapter 11 estates against the Executive, whether known or unknown, whether arising at law or in equity, arising from facts or circumstances existing on or prior to the effective date of the Plan; provided, that such release shall not operate as a waiver of or release from any causes of action arising out of the willful misconduct of the Executive; and

                                    (iii) General Lender Release. The Company
         and the Lenders executing the written releases referred to in paragraph (i) above shall have used reasonable commercial efforts to have the Plan, as confirmed by the Bankruptcy Court, provide that the Executive is released to the fullest extent permitted by applicable law from any and all Lender Claims (it being understood, however that no appeal of the order confirming the Plan shall be required to satisfy the requirements of this clause (iii)); provided, that such release shall not operate as a waiver of or release from any causes of action arising out of the willful misconduct of the Executive.

                           (b) For avoidance of doubt, the waivers and releases
described in subsection 6(a) do not waive or release the obligations of either party under this Agreement.

                  Section 7. Cooperation and Non-Solicitation. (a) So long as Executive is Chairman of the Board, Executive will, after the Separation Date, cooperate with the members of the McLeodUSA Consolidated Group, including by responding to reasonable requests for information, in order to facilitate an orderly management transition at the Company.

                           (b) Until the date that is twelve months following
the date on which Executive ceases to be a member of the board of directors, Executive will not (i) solicit or initiate conversations with any current customer of the McLeodUSA Consolidated Group with the intention of causing such customer to move all or any portion of its business from the McLeodUSA Consolidated Group to any party other than the McLeodUSA Consolidated Group or
(ii) solicit or initiate conversations with any employee of the McLeodUSA Consolidated Group about seeking or accepting employment from any party other than the McLeodUSA Consolidated Group.

                           (c) Until October 14, 2007, upon the reasonable
request of the Company (subject to reimbursement of all reasonable expenses), Executive will cooperate with the McLeod USA Consolidated Group in connection with the prosecution or defense of any claims made by or against any member of the McLeodUSA Consolidated Group, provided that the Company agrees to provide Executive with all appropriate information required to do so (and Executive shall keep such information confidential unless authorized to disclose it by the Company).

                  Section 8. Notice. For the purposes of this Agreement, notices, demands and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or (unless otherwise specified) mailed by United States certified or registered mail, return receipt requested, postage prepaid, addressed as follows:

                           (a) If to the Executive:

                                    32 Ribaut Drive
                                    Hilton Head Island, SC 29926

                           (b) If to the Company:

                                    McLeodUSA Incorporated
                                    6400 C Street SW
                                    Cedar Rapids, IA 52406
                                    Attn: General Counsel

or to such other address as any party may have furnished to the others in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

                  Section 9. General Provisions.

                           (a) Miscellaneous. No provisions of this Agreement
may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Executive and such officer of the Company as may be specifically designated by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party that are not set forth expressly in this Agreement.

                           (b) Governing Law. The validity, interpretation,
construction and performance of this Agreement shall be governed by the laws of the State of Delaware without regard to its conflicts of law principles.

                           (c) Counterparts. This Agreement may be executed in
one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

                           (d) Headings. The headings of the sections of this
Agreement are inserted for convenience only and shall not constitute a part hereof or affect in any way the meaning or interpretation of this Agreement.

                           (e) Entire Agreement. This Agreement sets forth the
entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto; and any prior agreement of the parties hereto in respect of the subject matter contained herein is hereby terminated and canceled.

                           (f) Specific Performance. Each of the parties hereto
recognizes and acknowledges that a breach by a party of any covenants or agreements contained in this Agreement will cause the other party to sustain injury for which it would not have an adequate remedy at law for money damages. Therefore, each of the parties hereto agrees that in the event of any such breach, the aggrieved party shall be entitled to the remedy of specific performance of such covenants and agreements and preliminary and permanent injunctive and other equitable relief in addition to any other remedy to which it may be entitled, at law or in equity, and the parties hereto further agree to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief.

                           (g) Reliance. The Executive understands and
acknowledges that reliance is placed wholly upon the Executive's own judgment, belief and knowledge as to the propriety of entering into this Agreement. The Executive further acknowledges that she is relying solely upon the contents of this Agreement, that there have been no other representations or statements made by any of the McLeodUSA Consolidated Group and its affiliates or the Lenders, and that the Executive is not relying on any other representations or statements whatsoever of any of the McLeodUSA Consolidated Group or its affiliates or the Lenders as an inducement to enter into this Agreement or the Release, and if any of the facts upon which the Executive now relies in making this Agreement shall hereafter prove to be otherwise, this Agreement and the Release shall nonetheless remain in full force and effect.

                           (h) Withholding. Any payments provided for under
this Agreement shall be paid net of any applicable withholding required under federal, state or local law and any additional withholding to which the Executive has agreed.

                           (i) [SIGNATURE PAGE FOLLOWS]

         IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized representatives and the Executive has executed this Agreement.

                                             McLEODUSA INCORPORATED



                                             By: /s/ James E. Thompson
                                                 ------------------------------
                                                 Name:  James E. Thompson
                                                 Title: Group Vice President and
                                                        General Counsel



                                                 /s/ Chris A. Davis
                                                 ------------------------------
                                                 Chris A. Davis